UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 26, 2007

TERRA NOVA FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-24057	75-2375969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. EmployerIdentification No.)

100 South Wacker Drive, Suite 1550 Chicago, IL 60606
(Address of Principal Executive Offices)

(312) 827-3600
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) :

Item 5.02.        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

              (e) Terra Nova Financial Group, Inc. (the "Company") and M. Patricia Kane ("Kane"), whose departure as the Company's Chief Operating Officer and Chief Financial Officer was previously announced by the Company on a Form 8-K dated November 20, 2007, entered into a Resignation Agreement and Mutual Release (the "Agreement") effective December 26, 2007. Pursuant to the Agreement, (i) Kane agrees that she resigned her employment effective November 19, 2007; (ii) the Company and Kane each received a full release of all claims relating to her employment and resignation, subject to certain exceptions; (iii) Kane's warrants granted by the Company will vest pursuant to their original schedule; (iv) Kane will receive $295,000 in one lump sum; (v) the Company will pay Kane's medical insurance premiums for 6 months following the resignation date and (vi) Kane will vest in 6,250 options that otherwise would have vested at the end of December. Under the Agreement, subject to certain conditions, the Company has also agreed to pay any fines assessed against Kane by the Financial Industry Regulatory Authority relating to her employment with the Company as a result of any regulatory review of the Company. Kane will also remain bound by existing confidentiality, non-solicitation, anti-raiding, and non-compete agreements with the Company.
SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2008

TERRA NOVA FINANCIAL GROUP, INC.

(Registrant)

By: /s/ Michael G. Nolan
Michael G. Nolan, Chief Executive Officer